Exhibit 99.1

Gladstone Capital Announces Monthly Distributions for January, February and March of $0.14 per Common Share

MCLEAN, Va.--(BUSINESS WIRE)--January 13, 2009--Gladstone Capital Corp. (NASDAQ:GLAD) (the “Company”) announced today that the Board of Directors declared monthly distributions of $0.14 per common share for each of the months of January, February and March of 2009. Monthly distributions will be payable per the table below. The distributions equate to a quarterly distribution of $0.42 and an annual distribution of $1.68 at the current rate.

Summary Table for Common Stock Distributions for the Quarter Ending March 31, 2009:
Declared	X-Date	Record Date	Payment Date	Amount
January 13	January 20	January 22	January 30	$0.14
January 13	February 17	February 19	February 27	$0.14
January 13	March 19	March 23	March 31	$0.14
Total for the Quarter:				$0.42

In addition, preliminary estimates of the value of the portfolio show the portfolio had a decrease in value of about 3% for the quarter ended December 31, 2008. The final numbers may be adjusted and will be reported in our 10Q report for the quarter ending December 31, 2008.

Gladstone Capital offers a Dividend Reinvestment Plan (DRIP). For more information regarding the DRIP, please visit our website at www.GladstoneCapital.com.

In order to comply with the requirements of Section 19(a) of the Investment Company Act of 1940, as amended, the Company will post a Section 19(a) notice through the Depository Trust Company’s Legal Notice System (LENS) and send out to its registered shareholders a Section 19(a) notice along with the payment of dividends declared for January, February and March. This notice will not be for tax reporting purposes and will be provided only for informational purposes.

Gladstone Capital Corporation is a specialty finance company that invests in debt securities consisting primarily of senior term loans, second term lien loans, and senior subordinate term loans in small and medium sized businesses. For more information please visit our website at www.GladstoneCapital.com.

For further information contact Investor Relations at 703-287-5893.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “estimates,” “estimated,” ”projects,” “seeks,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as filed with the Securities and Exchange Commission (the “SEC”) on December 2, 2008. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Gladstone Capital Corp.
Kerry Finnegan, 703-287-5893
kerry.finnegan@gladstonecompanies.com